Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Fourth Quarter and Full Year 2025 Results
Provides Initial 2026 AFFO Per Share Guidance of $4.54 to $4.58
Increases 2026 Investment Guidance to $1.4 Billion to $1.6 Billion

Royal Oak, MI, February 10, 2026 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter and full year ended December 31, 2025. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Fourth Quarter 2025 Financial and Operating Highlights:
•Invested approximately $377 million in 94 retail net lease properties across all three external growth platforms
•Commenced four development or Developer Funding Platform (“DFP”) projects for total committed capital of approximately $35 million
•Net Income per share attributable to common stockholders increased 13.5% to $0.47
•Core Funds from Operations (“Core FFO”) per share increased 7.3% to $1.10
•Adjusted Funds from Operations (“AFFO”) per share increased 6.5% to $1.11
•Declared a monthly dividend of $0.262 per common share for December, a 3.6% year-over-year increase
•Closed an unsecured $350 million 5.5-year term loan (the “Term Loan”) with a fixed rate of 4.02% inclusive of prior hedging activity
•Sold 1.5 million shares of common stock via the forward component of the Company’s at-the-market equity (“ATM”) program for anticipated net proceeds of approximately $109 million
•Settled 5.9 million shares of outstanding forward equity for net proceeds of approximately $428 million
•Balance sheet positioned for growth at 3.8 times proforma net debt to recurring EBITDA; 4.9 times excluding unsettled forward equity
Full Year 2025 Financial and Operating Highlights:
•Invested approximately $1.55 billion in 338 retail net lease properties across all three external growth platforms
•Commenced 14 development or DFP projects for total committed capital of approximately $118 million
•Net Income per share attributable to common stockholders decreased 0.7% to $1.77
•Core FFO per share increased 5.1% to $4.28
•AFFO per share increased 4.6% to $4.33
•Declared dividends of $3.081 per share, a 2.7% year-over-year increase
•Achieved an A- issuer rating from Fitch Ratings with a stable outlook
•Completed a public bond offering of $400 million of 5.60% senior unsecured notes due 2035 with an all-in rate of 5.35% inclusive of prior hedging activity
•Raised approximately $714 million of forward equity via the Company's ATM program and an overnight offering
•Over $2.0 billion of liquidity at year end including availability on the revolving credit facility and Term Loan, outstanding forward equity, and cash on hand

Financial Results
Net Income Attributable to Common Stockholders
Net Income for the three months ended December 31, 2025 increased 24.9% to $54.2 million, compared to Net Income of $43.4 million for the comparable period in 2024. Net Income per share for the three months ended December 31st increased 13.5% to $0.47 compared to Net Income per share of $0.41 for the comparable period in 2024.
Net Income for the twelve months ended December 31, 2025 increased 8.3% to $196.9 million, compared to Net Income of $181.8 million for the comparable period in 2024. Net Income per share for the twelve months ended December 31st decreased 0.7% to $1.77 compared to Net Income per share of $1.78 for the comparable period in 2024.
Core FFO
Core FFO for the three months ended December 31, 2025 increased 17.8% to $126.8 million, compared to Core FFO of $107.6 million for the comparable period in 2024. Core FFO per share for the three months ended December 31st increased 7.3% to $1.10, compared to Core FFO per share of $1.02 for the comparable period in 2024.
Core FFO for the twelve months ended December 31, 2025 increased 14.7% to $477.8 million, compared to Core FFO of $416.7 million for the comparable period in 2024. Core FFO per share for the twelve months ended December 31st increased 5.1% to $4.28, compared to Core FFO per share of $4.08 for the comparable period in 2024.
AFFO
AFFO for the three months ended December 31, 2025 increased 16.9% to $128.0 million, compared to AFFO of $109.5 million for the comparable period in 2024. AFFO per share for the three months ended December 31st increased 6.5% to $1.11, compared to AFFO per share of $1.04 for the comparable period in 2024.
AFFO for the twelve months ended December 31, 2025 increased 14.2% to $482.8 million, compared to AFFO of $422.8 million for the comparable period in 2024. AFFO per share for the twelve months ended December 31st increased 4.6% to $4.33, compared to AFFO per share of $4.14 for the comparable period in 2024.
Dividend
In the fourth quarter, the Company declared monthly cash dividends of $0.262 per common share for each of October, November and December 2025. The monthly dividends declared during the fourth quarter reflect an annualized dividend amount of $3.144 per common share, representing a 3.6% year-over-year increase. The dividends represent payout ratios of approximately 72% of Core FFO per share and 71% of AFFO per share, respectively.
For the twelve months ended December 31, 2025, the Company declared monthly cash dividends totaling $3.081 per common share, representing a 2.7% year-over-year increase. The dividends represent payout ratios of approximately 72% of Core FFO per share and 71% of AFFO per share, respectively.
Subsequent to quarter end, the Company declared monthly cash dividends of $0.262 per common share for each of January and February 2026. The monthly dividends reflect an annualized dividend amount of $3.144 per common share, representing a 3.6% year-over-year increase. The January dividend is payable on February 13, 2026 to stockholders of record at the close of business on January 30, 2026. The February dividend is payable on March 13, 2026 to stockholders of record at the close of business on February 27, 2026.
Additionally, subsequent to quarter end, the Company declared monthly cash dividends for each of January and February 2026 on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The January dividend was paid on February 2, 2026, and the February dividend is payable on March 2, 2026 to stockholders of record at the close of business on February 20, 2026.

Earnings Guidance
The table below provides estimates for significant components of our 2026 earnings guidance.

2026
Guidance
AFFO per share(1)(2)	$4.54 to $4.58
Investment volume(3)	$1.4 to $1.6 billion
Disposition volume	$25 to $75 million
General and administrative expenses (% of adjusted revenue)(4)(5)	5.3% to 5.6%
Non-reimbursable real estate expenses (% of adjusted revenue)(4)	1.0% to 1.5%
Income and other tax expense	$2 to $3 million
Treasury stock method dilution(6)	Approximately $0.01
The Company’s 2026 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission (the “SEC”).
(1)The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant and could have a material impact on the Company’s GAAP results for the guidance period.
(2)The Company's AFFO per share guidance utilizes the current forward SOFR curve to forecast interest expense related to any outstanding commercial paper notes and revolver borrowings during the year.
(3)Reflects an increase from the prior 2026 investment volume guidance of $1.25 billion to $1.50 billion, issued on January 5, 2026.
(4)Adjusted revenue equates to “Total Revenues” as presented in our consolidated statements of operations and comprehensive income, excluding the amortization of above and below market lease intangibles.
(5)Cash G&A expense is expected to be in a range of 3.7% to 4.0% of adjusted revenue. Cash G&A is defined as “General and administrative” expenses as presented in our consolidated statements of operations and comprehensive income, less stock-based compensation expense.
(6)Represents the estimated dilutive impact of the Company’s outstanding forward equity calculated in accordance with the treasury stock method, which is included in the AFFO per share guidance range.

CEO Comments
"We are pleased with our performance during 2025, investing approximately $1.55 billion to further strengthen our best‑in‑class retail portfolio,” said Joey Agree, President and Chief Executive Officer. “We paired this robust capital deployment with proactive balance sheet management, raising approximately $1.5 billion of long-term capital and achieving an A‑ issuer rating with a stable outlook from Fitch Ratings. We enter 2026 with over $2.0 billion of liquidity and strong investment pipelines, putting us in excellent position to achieve our full-year 2026 AFFO per share guidance of $4.54 to $4.58.”
Portfolio Update
As of December 31, 2025, the Company’s portfolio consisted of 2,674 properties located in all 50 states and contained approximately 55.5 million square feet of gross leasable area. At year end, the portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 7.8 years, and generated 66.8% of annualized base rents from investment grade retail tenants.
Ground Lease Portfolio
During the fourth quarter, the Company acquired 15 ground leases for an aggregate purchase price of approximately $68.3 million, representing 18.2% of annualized base rents acquired. Ground leased properties acquired include three geographically diverse Lowe’s; a McDonald’s and Longhorn Steakhouse in Flanders, New Jersey; a Sheetz in Oregon, Ohio; and a Home Depot in Macomb, Michigan.
As of December 31, 2025, the Company’s ground lease portfolio consisted of 251 leases located in 39 states and totaled approximately 7.0 million square feet of gross leasable area. Properties ground leased to tenants represented 10.2% of annualized base rents.
At year end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 9.0 years, and generated 89.1% of annualized base rents from investment grade retail tenants.
Acquisitions
Total acquisition volume for the fourth quarter was approximately $347.4 million and included 78 properties net leased to leading retailers operating in sectors including home improvement, auto parts, grocery stores, farm and rural supply, convenience stores, and tire and auto service. The properties are located in 33 states and leased to tenants operating in 18 sectors.
The properties were acquired at a weighted-average capitalization rate of 7.1% and had a weighted-average remaining lease term of approximately 9.6 years. Approximately 65.7% of annualized base rents acquired were generated from investment grade retail tenants.
For the twelve months ended December 31, 2025, total acquisition volume was approximately $1.44 billion. The 305 acquired properties are located in 41 states and leased to tenants who operate in 29 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 11.5 years. Approximately 64.9% of annualized base rents were generated from investment grade retail tenants.
Dispositions
During the fourth quarter, the Company sold nine properties for gross proceeds of approximately $20.4 million. The dispositions were completed at a weighted-average capitalization rate of 6.4%.
During the twelve months ended December 31, 2025, the Company sold 22 properties for gross proceeds of approximately $44.1 million. The dispositions were completed at a weighted-average capitalization rate of 6.9%.
The Company’s disposition guidance for 2026 is between $25 million and $75 million.

Development and Developer Funding Platform
During the fourth quarter, the Company commenced four development or DFP projects, with total anticipated costs of approximately $35.3 million. Construction continued during the quarter on nine projects with anticipated costs totaling approximately $58.8 million. The Company completed three projects during the quarter with total costs of approximately $29.4 million.
For the twelve months ended December 31, 2025, the Company had 34 development or DFP projects completed or under construction with anticipated total costs of approximately $225.3 million. The projects are leased to leading retailers including TJX Companies, Burlington, 7-Eleven, Boot Barn, Ross Dress for Less, Five Below, Ulta, and Sunbelt Rentals.
The following table presents estimated costs for the Company's active or completed development and DFP projects for the twelve months ended December 31, 2025:

				Anticipated
Anticipated	Number of	Costs Funded	Remaining	Total Project
Quarter of Delivery	Projects	to Date	Funding Costs	Costs
Q1 2025	6	$27,234	$—	$27,234
Q2 2025	4	13,403	—	13,403
Q3 2025	8	61,156	—	61,156
Q4 2025	3	29,376	—	29,376
Q1 2026	5	30,033	7,609	37,642
Q2 2026	3	8,757	5,144	13,901
Q3 2026	3	10,978	15,393	26,371
Q4 2026	1	2,891	5,957	8,848
Q2 2027	1	114	7,262	7,376
Total	34	$183,942	$41,365	$225,307
Development and DFP project costs are in thousands; any differences are the result of rounding. Costs Funded to Date may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations
During the fourth quarter, the Company executed new leases, extensions or options on approximately 642,000-square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a Walmart Supercenter in Rochester, New York, and a Lowe’s in Roeland Park, Kansas.
For the twelve months ended December 31, 2025, the Company executed new leases, extensions or options on approximately 3.0 million square feet of gross leasable area throughout the existing portfolio.
As of December 31, 2025, the Company’s 2026 lease maturities represented 1.5% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of December 31, 2025, assuming no tenants exercise renewal options:

		Annualized Base Rent(1)		Gross Leasable Area
Year	Number of Leases	Dollars	% of Total	Square Feet	% of Total
2026	52	$10,710	1.5%	1,004	1.8%
2027	162	36,701	5.0%	3,375	6.1%
2028	182	48,018	6.5%	4,188	7.6%
2029	218	67,725	9.2%	6,370	11.5%
2030	339	74,708	10.2%	6,295	11.4%
2031	244	61,877	8.4%	4,885	8.8%
2032	257	54,118	7.4%	3,919	7.1%
2033	229	52,849	7.2%	4,015	7.3%
2034	232	53,022	7.2%	3,575	6.5%
2035	217	60,350	8.2%	4,151	7.5%
Thereafter	763	213,317	29.2%	13,495	24.4%
Total Portfolio	2,895	$733,395	100.0%	55,272	100.0%
        The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of December 31, 2025, but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.
(1)Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of December 31, 2025, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants
The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2025:

	Annualized	Percent of
Tenant	Base Rent(1)	Annualized Base Rent
Walmart	$41,155	5.6%
Tractor Supply	35,632	4.9%
Dollar General	28,612	3.9%
O'Reilly Auto Parts	22,274	3.0%
TJX Companies	22,239	3.0%
Best Buy	22,123	3.0%
CVS	21,288	2.9%
Kroger	21,039	2.9%
Lowe's	20,974	2.9%
Hobby Lobby	20,913	2.9%
Gerber Collision	18,933	2.6%
7-Eleven	18,037	2.5%
Sunbelt Rentals	17,224	2.3%
Burlington	15,133	2.1%
Home Depot	14,062	1.9%
Sherwin-Williams	13,947	1.9%
Genuine Parts Company (NAPA Auto Parts)	12,172	1.7%
Dollar Tree	12,045	1.6%
Wawa	11,111	1.5%
Other(2)	344,482	46.9%
Total Portfolio	$733,395	100.0%
    Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.
(2)    Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors
The following table presents annualized base rents for all the Company’s retail sectors as of December 31, 2025:

	Annualized	Percent of
Sector	Base Rent(1)	Annualized Base Rent
Grocery Stores	$75,290	10.3%
Home Improvement	66,416	9.0%
Convenience Stores	56,237	7.7%
Tire and Auto Service	55,926	7.6%
Auto Parts	49,371	6.7%
Dollar Stores	47,315	6.4%
Off-Price Retail	43,863	6.0%
Farm and Rural Supply	37,403	5.1%
General Merchandise	36,643	5.0%
Pharmacy	26,239	3.6%
Consumer Electronics	26,224	3.6%
Crafts and Novelties	23,205	3.2%
Discount Stores	20,861	2.8%
Equipment Rental	18,280	2.5%
Health Services	18,050	2.5%
Warehouse Clubs	16,823	2.3%
Restaurants - Quick Service	16,572	2.3%
Health and Fitness	15,237	2.1%
Dealerships	15,078	2.0%
Sporting Goods	12,911	1.8%
Financial Services	9,745	1.3%
Specialty Retail	9,271	1.3%
Restaurants - Casual Dining	7,027	0.9%
Shoes	4,897	0.7%
Home Furnishings	4,857	0.7%
Pet Supplies	4,813	0.6%
Theaters	3,976	0.5%
Beauty and Cosmetics	3,776	0.5%
Entertainment Retail	2,651	0.4%
Apparel	2,544	0..3%
Miscellaneous	1,270	0.2%
Office Supplies	624	0.1%
Total Portfolio	$733,395	100.0%
Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.

Geographic Diversification
The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2025:

	Annualized	Percent of
State	Base Rent(1)	Annualized Base Rent
Texas	$50,474	6.9%
Illinois	44,964	6.1%
Ohio	39,176	5.3%
Michigan	38,060	5.2%
New York	36,303	5.0%
Pennsylvania	35,627	4.9%
Florida	34,465	4.7%
North Carolina	34,010	4.6%
California	32,190	4.4%
Georgia	29,476	4.0%
New Jersey	26,296	3.6%
Wisconsin	20,690	2.8%
Missouri	20,228	2.8%
Louisiana	19,362	2.6%
Virginia	17,825	2.4%
Mississippi	17,078	2.3%
Minnesota	16,472	2.2%
South Carolina	16,448	2.2%
Kansas	15,971	2.2%
Indiana	15,283	2.1%
Connecticut	14,519	2.0%
Tennessee	13,618	1.9%
Massachusetts	13,442	1.8%
Alabama	13,408	1.8%
Oklahoma	11,097	1.5%
Other(2)	106,913	14.7%
Total Portfolio	$733,395	100.0%
     Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)    Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.
(2)    Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet
Capital Markets
In November 2025, the Company entered into an agreement for an unsecured $350 million 5.5-year Term Loan. In anticipation of the new Term Loan, the Company entered into $350 million of forward-starting swaps to fix SOFR until maturity in May 2031. Including the impact of these swaps, the interest rate on the Term Loan is fixed at 4.02%. The Term Loan includes an accordion option that allows the Company to request additional lender commitments up to a total of $500 million. To date, no amounts have been drawn under the Term Loan, which has a 12-month delayed draw feature.
During the fourth quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 1.5 million shares of common stock for anticipated net proceeds of $109.4 million. Additionally, the Company settled 5.9 million shares under existing forward sale agreements and received net proceeds of $428.3 million.
The following table presents the Company’s outstanding forward equity offerings as of December 31, 2025:

					Anticipated Net
Forward Equity	Shares	Shares	Shares	Net Proceeds	Proceeds
Offerings	Sold	Settled	Remaining	Received	Remaining
Q4 2024 ATM Forward Offerings	739,013	570,736	168,277	$42,200,880	$12,836,102
Q1 2025 ATM Forward Offerings	2,408,201	—	2,408,201	—	180,713,253
Q2 2025 ATM Forward Offerings	362,021	—	362,021	—	27,283,625
April 2025 Forward Offering	5,175,000	—	5,175,000	—	385,775,550
Q4 2025 ATM Forward Offerings	1,505,746	—	1,505,746	—	109,448,973
Total Forward Equity Offerings	10,189,981	570,736	9,619,245	$42,200,880	$716,057,503
Liquidity
As of December 31, 2025, the Company had total liquidity of $2.0 billion, which includes $929.5 million of availability under its revolving credit facility after adjusting for outstanding commercial paper notes and revolver borrowings, $350.0 million of availability under the Term Loan, $716.1 million of outstanding forward equity, and $20.6 million of cash on hand. The Company’s $1.25 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.
Balance Sheet
As of December 31, 2025, the Company’s net debt to recurring EBITDA was 4.9 times. The Company’s proforma net debt to recurring EBITDA was 3.8 times when deducting the $716.1 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $3.3 billion as of December 31, 2025. The Company’s fixed charge coverage ratio was 4.2 times at year end.
The Company’s total debt to enterprise value was 27.4% as of December 31, 2025. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.
For the three months and twelve months ended December 31, 2025, the Company's fully diluted weighted-average shares outstanding were 115.0 million and 111.2 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2025 were 114.7 million and 110.7 million, respectively.
For the three months and twelve months ended December 31, 2025, the Company's fully diluted weighted-average shares and units outstanding were 115.3 million and 111.5 million, respectively. The basic weighted-average shares and units outstanding for the three and twelve months ended December 31, 2025 were 115.0 million and 111.1 million, respectively.
The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of December 31, 2025, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast
The Company will host its quarterly analyst and investor conference call on Wednesday, February 11, 2026 at 9:00 AM ET. To participate in the conference call, please dial (800) 715-9871 approximately five minutes before the call begins.
Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com five minutes prior to the start of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.
About Agree Realty Corporation
Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of December 31, 2025, the Company owned and operated a portfolio of 2,674 properties, located in all 50 states and containing approximately 55.5 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “will,” “seek,” “could,” “project” or other similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subsequent quarterly reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.
The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.
The Company defines the "all-in rate" as the interest rate that reflects the straight-line amortization of the terminated swap agreements and original issuance discount, as applicable.
References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour
Chief Financial Officer
Agree Realty Corporation
(248) 737-4190

AGREE REALTY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)
(Unaudited)

	December 31,	December 31,
	2025	2024
ASSETS
Real estate investments
Land	$2,895,495	$2,514,167
Buildings	6,330,249	5,412,564
Less accumulated depreciation	(715,733)	(564,429)
	8,510,011	7,362,302
Property under development	62,690	55,806
Net real estate investments	$8,572,701	$7,418,108

Cash and cash equivalents	16,295	6,399
Cash held in escrow	4,327	—
Accounts receivable - tenants, net	122,477	106,416
Lease intangibles, net of accumulated amortization of $576,945 and $461,419 at December 31, 2025 and December 31, 2024, respectively	1,000,967	864,937
Other assets, net	80,845	90,586

Total Assets	$9,797,612	$8,486,446

LIABILITIES
Mortgage notes payable, net	$41,546	$42,210
Unsecured term loan, net	348,074	347,452
Senior unsecured notes, net	2,584,608	2,237,759
Unsecured revolving credit facility and commercial paper notes	320,500	158,000
Dividends and distributions payable	32,158	27,842
Accounts payable, accrued expenses, and other liabilities	139,384	116,273
Lease intangibles, net of accumulated amortization of $49,797 and $46,003 at December 31, 2025 and December 31, 2024, respectively	60,189	46,249

Total Liabilities	$3,526,459	$2,975,785

Commitments and contingencies (Note 11)

EQUITY
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at December 31, 2025 and December 31, 2024	$175,000	$175,000
Common stock, $.0001 par value, 360,000,000 and 180,000,000 shares authorized, 120,028,406 and 107,248,705 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	12	10
Additional paid-in-capital	6,679,142	5,765,582
Dividends in excess of net income	(618,675)	(470,622)
Accumulated other comprehensive income	35,506	40,076

Total equity - Agree Realty Corporation	6,270,985	5,510,046
Non-controlling interest	168	615
Total Equity	$6,271,153	$5,510,661

Total Liabilities and Equity	$9,797,612	$8,486,446

AGREE REALTY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues
Rental income	$190,462	$160,683	$718,163	$616,822
Other	27	51	235	273
Total Revenues	190,489	160,734	718,398	617,095

Operating Expenses
Real estate taxes	14,712	13,525	52,231	46,882
Property operating expenses	8,733	6,474	33,773	26,349
Land lease expense	551	367	2,143	1,618
General and administrative	11,072	8,897	44,062	37,233
Depreciation and amortization	63,436	56,566	239,308	206,987
Provision for impairment	1,600	—	11,872	7,224
Total Operating Expenses	100,104	85,829	383,389	326,293

Gain on sale of assets, net	2,209	406	5,416	11,508
Gain (loss) on involuntary conversion, net	(162)	24	(30)	(67)
Income from Operations	92,432	75,335	340,395	302,243

Other (Expense) Income
Interest expense, net	(36,362)	(29,095)	(134,612)	(108,904)
Income and other tax expense	(260)	(1,075)	(1,735)	(4,306)
Other income	399	212	941	799
Net Income	56,209	45,377	204,989	189,832

Less net income attributable to non-controlling interest	172	138	640	635
Net income attributable to Agree Realty Corporation	56,037	45,239	204,349	189,197
Less Series A preferred stock dividends	1,859	1,859	7,437	7,437
Net Income Attributable to Common Stockholders	$54,178	$43,380	$196,912	$181,760

Net Income Per Share Attributable to Common Stockholders
Basic	$0.47	$0.42	$1.77	$1.79
Diluted	$0.47	$0.41	$1.77	$1.78

Other Comprehensive Income
Net income	$56,209	$45,377	$204,989	$189,832
Amortization of interest rate swaps	(1,078)	(738)	(3,770)	(2,781)
Change in fair value and settlement of interest rate swaps	5,068	22,428	(816)	26,383
Total comprehensive income	60,199	67,067	200,403	213,434
Less comprehensive income attributable to non-controlling interest	183	211	624	715

Comprehensive Income Attributable to Agree Realty Corporation	$60,016	$66,856	$199,779	$212,719

Weighted Average Number of Common Shares Outstanding - Basic	114,695,645	103,336,203	110,723,375	101,099,252

Weighted Average Number of Common Shares Outstanding - Diluted	114,998,257	104,698,851	111,200,645	101,876,304

AGREE REALTY CORPORATION
RECONCILIATION OF NET INCOME TO FFO, CORE FFO, AND ADJUSTED FFO
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Reconciliation from Net Income to Funds from Operations
Net income	$56,209	$45,377	$204,989	$189,832
Less Series A preferred stock dividends	1,859	1,859	7,437	7,437
Net income attributable to Operating Partnership common unitholders	54,350	43,518	197,552	182,395
Depreciation of rental real estate assets	42,427	38,397	159,155	137,835
Amortization of lease intangibles - in-place leases and leasing costs	20,367	17,652	77,825	67,128
Provision for impairment	1,600	—	11,872	7,224
(Gain) loss on sale or involuntary conversion of assets, net	(2,047)	(430)	(5,386)	(11,441)
Funds from Operations - Operating Partnership common unitholders	$116,697	$99,137	$441,018	$383,141

Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	10,070	8,434	36,749	33,571
Core Funds from Operations - Operating Partnership common unitholders	$126,767	$107,571	$477,767	$416,712

Straight-line accrued rent	(4,582)	(3,036)	(17,356)	(12,711)
Stock-based compensation expense	3,297	2,812	12,991	10,805
Amortization of financing costs and original issue discounts	1,924	1,629	7,074	5,988
Non-real estate depreciation	642	517	2,328	2,024
Adjusted Funds from Operations - Operating Partnership common unitholders	$128,048	$109,493	$482,804	$422,818

Funds from Operations per common share and partnership unit - diluted	$1.01	$0.94	$3.95	$3.75
Core Funds from Operations per common share and partnership unit - diluted	$1.10	$1.02	$4.28	$4.08
Adjusted Funds from Operations per common share and partnership unit - diluted	$1.11	$1.04	$4.33	$4.14

Weighted average shares and Operating Partnership common units outstanding
Basic	115,043,264	103,683,822	111,070,994	101,446,871
Diluted	115,345,876	105,046,470	111,548,264	102,223,923

Additional supplemental disclosure
Scheduled principal repayments	$263	$246	$1,026	$963
Capitalized interest	$530	$473	$2,027	$1,599
Capitalized building improvements	$6,222	$2,401	$12,086	$12,905
Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”) The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”) AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

AGREE REALTY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except share and per-share data)
(Unaudited)

Three months ended
December 31,
2025
Mortgage notes payable, net	$41,546
Unsecured term loan, net	348,074
Senior unsecured notes, net	2,584,608
Unsecured revolving credit facility and commercial paper notes	320,500
Total Debt per the Consolidated Balance Sheet	$3,294,728

Unamortized debt issuance costs and discounts, net	28,650
Total Debt	$3,323,378

Cash and cash equivalents	$(16,295)
Cash held in escrows	(4,327)
Net Debt	$3,302,756

Anticipated Net Proceeds from Forward Equity Offerings	(716,058)
Proforma Net Debt	$2,586,698

Net Income	$56,209
Interest expense, net	36,362
Income and other tax expense	260
Depreciation of rental real estate assets	42,427
Amortization of lease intangibles - in-place leases and leasing costs	20,367
Non-real estate depreciation	642
Provision for Impairment	1,600
(Gain) loss on sale or involuntary conversion of assets, net	(2,047)
EBITDAre	$155,820

Run-Rate Impact of Investment, Disposition and Leasing Activity	4,405
Amortization of above (below) market lease intangibles, net	9,988
Recurring EBITDA	$170,213

Annualized Recurring EBITDA	$680,852

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	14.8x

Net Debt to Recurring EBITDA	4.9x

Proforma Net Debt to Recurring EBITDA	3.8x
Financial Measures
Total Debt and Net Debt
The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.
Forward Offerings
The Company has 9,619,245 shares remaining to be settled under the Forward Equity Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $716.1 million based on the applicable forward sale price as of December 31, 2025. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between June 2026 and May 2027.
EBITDAre
EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.
Recurring EBITDA
The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.
Annualized Net Income
Represents net income for the three months ended December 31, 2025, on an annualized basis.

AGREE REALTY CORPORATION
RENTAL INCOME
(In thousands, except share and per-share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024
Rental Income Source(1)
Minimum rents(2)	$174,209	$147,839	$655,997	$568,961
Percentage rents(2)	134	35	2,387	1,752
Operating cost reimbursement(2)	21,525	18,123	78,837	66,634
Straight-line rental adjustments(3)	4,582	3,036	17,356	12,711
Amortization of (above) below market lease intangibles(4)	(9,988)	(8,350)	(36,414)	(33,236)
Total Rental Income	$190,462	$160,683	$718,163	$616,822
(1)The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.
(2)Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.
(3)Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.
(4)In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company's estimate of current market lease rates for the property.